To:    Golar Partners Operating LLC
c/o 6th Floor, the Zig Zag
70 Victoria Street
London SW1E 6SQ
United Kingdom

5 November 2018
Dear Sirs,
Fifth Supplemental Letter re: $800,000,000 senior secured amortising term loan and revolving credit facility

1
We refer to an agreement dated 27 April 2016, as supplemented and amended by a supplemental letter dated 21 July 2016, a second supplemental letter dated 22 May 2017, a third supplemental letter dated 29 June 2017 (the Third Supplemental Letter) and a fourth supplemental letter dated 16 January 2018 (the Fourth Supplemental Letter) (the Facilities Agreement) made between (1) Golar Partners Operating LLC as Borrower (the Borrower), (2) Golar LNG Partners L.P. as Parent (the Parent), (3) the entities listed in Schedule 1 thereto as Guarantors, (4) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank Abp, filial i Norge as Mandated Lead Arrangers, (5) the financial institutions listed in Schedule 1 thereto as Lenders (the Lenders), (6) the financial institutions listed in Schedule 1 thereto as Hedging Providers, (7) Citigroup Global Markets Limited as Global Co-ordinator, (8) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank Abp, filial i Norge as Bookrunners, (9) Nordea Bank Abp, filial i Norge as Agent (the Agent), (10) Nordea Bank Abp, filial i Norge as Security Agent and (11) Citigroup Global Markets Limited as Hedging Co-ordinator, pursuant to which the Lenders agreed to make available to the Borrower a senior secured amortising term loan and revolving credit facility of up to $800,000,000.

2
We refer also to the consent request letter dated 30 August 2018 (the Consent Request Letter) requesting, inter alia, the approval of the Lenders to the termination of the NFE Time Charter and its replacement by a bareboat charter in respect of Ship A (being m.v. “Golar Freeze”) to be made between the Bareboat Charterer in respect of Ship A and NFE (the NFE Bareboat Charter) and an operation and services agreement in respect of Ship A to be made between the Bareboat Charterer in respect of Ship A and NFE South Holdings Limited (NFE Jamaica) (the OSA).

3
The Lenders have considered the Consent Request Letter and also the terms of the Fourth Supplemental Letter and agree that, with effect from the date on which the conditions referred to in paragraph 4 below are met to the satisfaction of the Agent (the Effective Date), the provisions of paragraph 3 of the Fourth Supplemental Letter be superseded as follows:

(a)	the Borrower shall procure that by no later than 30 November 2018:

(i)
the NFE Bareboat Charter, the OSA, the Charterer Parent Company Guarantee and the Charterer Supplemental Parent Company Guarantee (each as described in clause 1.1 of the current draft of the NFE Bareboat Charter) (the NFE Bareboat Charter Guarantees) and the Charterer Parent Company Guarantee (as described in clause 1.1 of the current draft of the OSA) (the OSA Guarantee) are executed;

(ii)
the Bareboat Charterer in respect of Ship A shall have issued notices of assignment relating to the NFE Bareboat Charter and the NFE Bareboat Charter Guarantees pursuant to the Assignment Deed in respect of Ship A dated 23 May 2016 (the Assignment Deed), which notices of assignment shall have been duly acknowledged by NFE and the Charterer’s Guarantor and the Charterer’s Supplemental Guarantor (each as described in clause 1.1 of the current draft of the NFE Bareboat Charter) substantially in the form required by the Assignment Deed;

(iii)
the Bareboat Charterer in respect of Ship A shall have executed in favour of the Security Agent a deed of assignment in respect of the OSA and the OSA Guarantee in substantially the same form as the Assignment Deed and notices of assignment relating to the OSA and the OSA Guarantee which notices shall have been duly acknowledged by NFE Jamaica and the Charterer’s Guarantor (as described in clause 1.1 of the current draft of the OSA) substantially in the form required by such deed of assignment;

(b)
the Borrower shall procure that if delivery and acceptance of Ship A under the NFE Bareboat Charter has not taken place by 31 March 2019 and receipt of the first payment of charterhire thereunder has not taken place within 35 days of 31 March 2019, the provisions of paragraph 3 of the Third Supplemental Letter shall immediately be reinstated and the Borrower shall by 5 May 2019 deposit in the Blocked Account (as defined in the Third Supplemental Letter) such amounts as would have been required to be paid to the Blocked Account by such date in accordance with paragraph 3(a) of the Third Supplemental Letter taking into account any releases from the Blocked Account which would have been permitted by such date (such net amounts deposited in the Blocked Account shall then be deemed to be “Cash Collateral” for the purposes of the Third Supplemental Letter), which Cash Collateral may thereafter only be released in the amounts and on the Repayment Dates specified in clause 3 of the Third Supplemental Letter or as provided for under paragraph 3(c) of the Third Supplemental Letter unless all of the Lenders agree otherwise or until Ship A has been accepted under the NFE Bareboat Charter and the first payment has been received which must be by no later than 30 October 2019;

(c)
the Borrower shall procure that if at any time prior to the Repayment Date falling in February 2020 the NFE Bareboat Charter or the OSA is cancelled or rescinded or (except as a result of it being a Total Loss) frustrated or Ship A is withdrawn from service under the NFE Bareboat Charter before the time the NFE Bareboat Charter was scheduled to expire and is not returned to service within 30 days, the provisions of paragraph 3 of the Third Supplemental Letter shall immediately be reinstated and the Borrower shall, within ten days of the date upon which the Borrower became aware of the cancellation or rescission or frustration (as applicable) of the NFE Bareboat Charter or the OSA or that Ship A has been withdrawn from service under the NFE Bareboat Charter and has not been returned to service within 30 days (the Termination Date), deposit in the Blocked Account (as defined in the Third Supplemental Letter) such amounts as would have been required to be paid to the Blocked Account by the Termination Date in accordance with paragraph 3(a) of the Third Supplemental Letter taking into account any releases from the Blocked Account which would have been permitted by the Termination Date (such net amounts deposited in the Blocked Account shall then be deemed to be “Cash Collateral” for the purposes of the Third Supplemental Letter), which Cash Collateral may thereafter only be released in the amounts and on the Repayment Dates specified in paragraph 3 of the Third Supplemental Letter or as provided for under paragraph 3(c) of the Third Supplemental Letter unless all of the Lenders and the Borrower agree otherwise;

(d)
the Borrower shall procure that any letter of credit or performance guarantee issued in accordance with clauses 29.4, 30.3 and 30.4 of the NFE Bareboat Charter or clauses 36.4 and 37.3 of the OSA shall be capable of being assigned in favour of the Security Agent and shall otherwise be in a form acceptable to the Majority Lenders (such acceptance not to be unreasonably withheld);

(e)
the Borrower shall not agree with NFE a relocation of Ship A pursuant to clause 8 of the current draft of the NFE Bareboat Charter without the approval of the Majority Lenders (such approval not to be unreasonably withheld);

(f)
the Borrower shall, and will procure that the Bareboat Charterer of Ship A shall, comply in all respects with clauses 26.1 and 26.2 of the Facilities Agreement mutatis mutandis as if such provisions were written in full herein on the basis that the NFE Bareboat Charter, the

NFE Bareboat Charter Guarantees, the OSA and the OSA Guarantee are each deemed to be Charter Documents in respect of Ship A; and

(g)
the Agent shall be satisfied that the Insurances in respect of Ship A shall at the time of delivery under the NFE Bareboat Charter meet the requirements of clause 24 (Insurance) of the Facilities Agreement.

4
In consideration of the payment of US$10 by the Borrower to the Agent and other such consideration, the receipt and sufficiency of which we hereby confirm, we Nordea Bank Abp, filial i Norge, in our capacity as Agent, hereby confirm that, subject to:

(a)	your countersignature of this letter by duly authorised signatories; and

(b)	delivery of such evidence of corporate authority of the Borrower as the Agent may reasonably require,

we agree:

(i)
to the execution by the Bareboat Charterer in respect of Ship A of each of the NFE Bareboat Charter and the OSA provided the terms of such documents are substantially in the form of the current drafts of the NFE Bareboat Charter and the OSA received on or before the date of this letter (and provided further that we receive a copy, certified as a true and complete copy by an approved person, of the NFE Bareboat Charter and the OSA duly executed by the Bareboat Charterer in respect of Ship A, NFE and NFE Jamaica as soon as practicable following execution thereof);

(ii)
to the forms of the NFE Bareboat Charter Guarantees and the OSA Guarantee provided the terms of such documents are substantially in the form of the current drafts of the NFE Bareboat Charter Guarantees and the OSA Guarantee received on or before the date of this letter; and

(iii)	that the Security Agent shall execute a Quiet Enjoyment Letter as required by clause 29.2 of the NFE Bareboat Charter on or about the date of the NFE Bareboat Charter.

5	This letter shall be deemed to be a Finance Document.

6
Words and expressions defined in the Facilities Agreement or, as the case may be, the Fourth Supplemental Letter shall, unless the context otherwise requires or unless defined herein have the same meanings when used in this letter.

7	This letter and any non-contractual obligations connected with it are governed by and construed in accordance with the laws of England.

8
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this letter) (a Dispute). The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary. This paragraph 10 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Yours faithfully,
/s/ Geir Atle Lerkerod /s/ Olav Ringdal
Managing Director                    Associate Director

For and on behalf of
NORDEA BANK ABP, FILIAL I NORGE
(as Lender, Arranger, Agent and Security Agent for and on behalf of the Finance Parties)

/s/ Jonathan Beasley
For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED
(as Arranger, Bookrunner, Global Co-ordinator, Hedging Co-ordinator and Hedging Provider)

/s/ Kay Newman                         /s/ Gemma Coppen
Authorised Signatory                        Authorised Signatory
For and on behalf of
DNB (UK) LIMITED
(as Lender, Arranger and Bookrunner)

/s/ Einar Stavrum                            /s/ Erlend S. Angelfoss
Senior Vice President                    Head of Corporate Banking, Danske Bank Norway
For and on behalf of
DANSKE BANK A/S
(as Arranger, Bookrunner and Hedging Provider)

/s/ Jonathan Beasley
For and on behalf of
CITIBANK N.A., LONDON BRANCH
(as Lender)

/s/ Einar Stavrum                            /s/ Erlend S. Angelfoss
Senior Vice President                    Head of Corporate Banking, Danske Bank Norway

For and on behalf of
DANSKE BANK, NORWEGIAN BRANCH
(as Lender)

/s/ Peter Bernard                            /s/John Romer
Title: Deputy Managing Director                        Title: Proxy Holder A
For and on behalf of
DVB BANK AMERICA N.V.
(as Lender and Hedging Provider)

/s/ Philip Cheesman
For and on behalf of
COMMONWEALTH BANK OF AUSTRALIA
(as Lender and Hedging Provider)

/s/ Penny Neville-Park                            /s/ Malcolm Stonehouse
Client Executive
For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
(as Lender and Hedging Provider)

/s/ Marion Fievez                                /s/ Eric Dulcire
For and on behalf of
BNP PARIBAS
(as Lender and Hedging Provider)

/s/ Kay Newman                         /s/ Gemma Coppen

Authorised Signatory                        Authorised Signatory
For and on behalf of
DNB BANK ASA
(as Hedging Provider)

/s/ Geir Atle Lerkerod
Managing Director

For and on behalf of
NORDEA BANK ABP
(as Hedging Provider)

The Borrower
We hereby confirm our agreement to the foregoing and, in particular, the undertakings contained in paragraph 3 above and further confirm that, notwithstanding the agreements contained in this letter, the provisions of the Facilities Agreement and the other Finance Documents continue in full force and effect and our respective obligations and the respective obligations of the Parent and each other Obligor under the Facilities Agreement and each of the other Finance Documents are and shall remain in full force and effect.

/s/ Pernille Noraas
Authorised Signatory
For and on behalf of
GOLAR PARTNERS OPERATING LLC
(as Borrower)

5 November 2018